Company Contact: Barry Stewart, CFO & Exec. Vice President 337-233-1307

LHC GROUP TO ACQUIRE ASSETS OF SAVOY HOME HEALTH AND SAVOY FAMILY
HOSPICE in MAMOU, LA AND LANIER HOME HEALTH SERVICES in PINE MOUNTAIN, GA.

LAFAYETTE, LA, February 1, 2007 — LHC Group, Inc. (NASDAQ: LHCG), a provider of post-acute healthcare services primarily in rural markets, announced today that it has acquired in separate transactions the assets of a 100% interest in the home health and hospice agencies owned by Rapides Healthcare System, LLC in Mamou, Louisiana and a 100% interest in the home health agency located in Pine Mountain, GA and owned by Lanier Health Services.

The approximate combined population in the respective primary service areas covered by the two acquisitions is 969,000, with almost 12% over the age of 65. The Pine Mountain, GA acquisition spans three counties in Georgia which brings LHC Group’s service area in that state to 11 counties.

Keith Myers, President and CEO of LHC Group said, “We welcome the healthcare professionals in Mamou, LA and Pine Mountain, GA to the growing LHC family. Our commitment is to continue helping people in these communities by providing the highest quality home based services available to the patients and families in the area. Continuity of service remains instrumental to our success and the healthcare professional’s expertise and ties to the community will be key to the transition.”

About LHC Group, Inc.
LHC Group is a provider of post-acute healthcare services primarily in rural markets in the southern United States. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as "believe," "expect," "anticipate," "intend," "estimate" or similar expressions, include statements regarding our ability to find and complete future acquisitions and our ability to integrate the transactions which are the subject of this press release.
Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group’s Form 10Q for the quarter ended September 30, 2006 filed with the Securities and Exchange Commission.